Exhibit 99.1

TWO Completes Merger with CrossCountry Mortgage

New York, August 25, 2026 – TWO (Two Harbors Investment Corp., NYSE: TWO), an MSR-focused REIT, and CrossCountry Mortgage, LLC (“CCM”), today announced that CCM has completed its previously announced acquisition of TWO.

In connection with the closing of the merger, CrossCountry Merger Corp., a wholly owned subsidiary of CCM, merged with and into TWO, with TWO surviving the merger as a wholly owned subsidiary of CCM. TWO stockholders are entitled to receive $12.00 per share in cash for each share of TWO common stock held immediately prior to the effective time of the merger. In addition, TWO stockholders of record at the close of business on August 24, 2026 are entitled to receive a stub period dividend in an amount equal to $0.20326 per share of TWO common stock. The stub period dividend will be paid with the merger consideration and will not reduce or otherwise affect the merger consideration. As a result of the merger, TWO’s common stock will no longer be listed on the New York Stock Exchange and TWO will become a privately held subsidiary of CCM.

Advisors

Houlihan Lokey Capital, Inc. served as financial advisor and PJT Partners served as strategic advisor to TWO. Jones Day served as legal counsel to TWO. Citi served as exclusive financial advisor and Simpson Thacher & Bartlett LLP served as legal counsel to CCM.

About TWO

TWO, a Maryland corporation, is a real estate investment trust that invests in mortgage servicing rights, residential mortgage-backed securities and other financial assets. TWO is headquartered in St. Louis Park, Minnesota.

About CCM

CrossCountry Mortgage is the nation’s number one distributed retail mortgage lender with more than 9,000 employees operating over 1,000 branches and servicing loans across all 50 states, D.C. and Puerto Rico. Our company has been recognized ten times on the Inc. 5000 list of America’s fastest-growing private businesses and has received many awards for our standout culture. We offer more than 120 mortgage purchase, refinance and home equity solutions – ranging from conventional and jumbo mortgages to government-insured programs from FHA and programs for Veterans and rural homebuyers – and we are a direct lender and approved seller and servicer by Freddie Mac, Fannie Mae, and Ginnie Mae NMLS #3029. Through our dedication to getting it done, we make every mortgage feel like a win. For more information, visit crosscountrymortgage.com.

Contact

TWO Investor Relations

investors@twoinv.com